EXHIBIT 3.3

ALESCO FINANCIAL INC.

ARTICLES SUPPLEMENTARY

SERIES A VOTING CONVERTIBLE

PREFERRED STOCK

(PAR VALUE $.001 PER SHARE)

ALESCO FINANCIAL INC. (the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the charter of the corporation (the “Articles”), the Board of Directors has duly reclassified one (1) authorized but unissued share of the Preferred Stock, par value $.001 per share, of the Corporation as a series of Preferred Stock designated as “Series A Voting Convertible Preferred Stock.”

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, as established by the Board of Directors of the Corporation for such Series A Voting Convertible Preferred Stock, which, upon any restatement of the Articles, shall become part of Article IV of the Articles, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof, are as follows:

As used in this Article SECOND, the following terms have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated by Law or executive order to close.

“Common Stock” has the meaning assigned to it in Section 4.1 of the Articles.

“Holders” means the Person(s) that hold shares of the Series A Preferred Stock.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or other entity.

“Preferred Stock” means all preferred stock of the Corporation, par value $0.001 per share, regardless of series.

“Series A Director” has the meaning assigned to it in Section 3(a)(i).

“Series A Preferred Stock” has the meaning assigned to it in Section 1.

“Series B Preferred Stock” means the Series B Voting Non-Convertible Preferred Stock, par value $.001 per share, of the Corporation.

“Stock” means any and all shares, interests, participations or other equivalents (however designated) of stock of the Corporation.

Section 1. Designation and Number of Shares. One (1) share of the Preferred Stock of the Corporation is classified as a series of Preferred Stock designated as “Series A Voting Convertible Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”). The Corporation may not issue fractional shares of Series A Preferred Stock.

Section 2. Dividends and Distributions. Holders of the Series A Preferred Stock shall not be entitled to receive any dividends or other distributions (whether in cash, stock or property of the Corporation).

Section 3. Voting Rights.

(a) Standard Voting Rights. The Series A Preferred Stock shall have no voting rights except as follows:

(i) Voting for the Election of Series A Directors. The Series A Preferred Stock, voting separately as a class at each annual meeting, shall be entitled to nominate and elect a number of directors equal to one-third of the total number of directorships (each director entitled to be elected by the Series A Preferred Stock, a “Series A Director”). If one-third of the total number of directorships is a fraction, the Series A Preferred Stock shall be entitled to elect the whole number of directors that results from rounding up, unless the result obtained by rounding up would be a majority of the total number of directors, in which case the fractional result will be rounded down to the nearest whole number. To the fullest extent permitted by Law, the Series A Preferred Stock, voting separately as a class at any time, shall also have the right to remove at any time any Series A Director by the affirmative vote of the Holders entitled to cast a majority of the votes entitled to be cast in the election of Series A Directors, generally, and to replace any such removed Series A Director with a new Series A Director.

(ii) Approval Rights. The affirmative vote of Holders entitled to cast a majority of the votes entitled to be cast by holders of outstanding shares of Series A Preferred Stock, voting separately as a class, shall be necessary to: (A) approve any amendment, alteration or repeal of any of the provisions of the Articles, whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock; provided, however, that neither the increase in the number of authorized or outstanding shares of Common Stock nor the classification or issuance or any shares of any class or series of Stock other than Series A Preferred Stock or Series B Preferred Stock shall be deemed to adversely affect or terminate the rights, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock, and the Holders shall have no right to vote thereon; and provided further, that the amendment, alteration or repeal of any provision of the Articles in connection with any merger, consolidation or other event shall not be deemed to adversely affect or terminate the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock, and the Holders shall have no right to vote thereon, if, following such merger, consolidation or other event, the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the Holders receive equity securities of the successor or survivor of such merger, consolidation or other event with preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially identical to those of the Series A Preferred Stock, taking into account that, upon the occurrence of such merger, consolidation or other event, the Corporation may not be the surviving entity and the surviving entity may not be a corporation; (B) following the initial issuance of the share of Series A Preferred Stock, classify, reclassify or issue any additional shares of Series A Preferred Stock; or (C) classify, reclassify or issue any shares of Series B Preferred Stock (other than upon conversion of the Series A Preferred Stock).

(b) Special Voting Rights of the Series A Directors. Notwithstanding any other provision herein or in the Articles or the Bylaws of the Corporation to the contrary, any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification or removal of any of the Series A Directors, and any vacancies among the directorships to be filled by Series A Directors resulting from an increase in the size of the Board of Directors, may be filled only by the holders of Series A Preferred Stock pursuant to Section 3(i) above or by the affirmative vote of a majority of the Series A Directors then in office. The affirmative vote of a majority of the Series A Directors is required to increase the size of the Board of Directors. Any director elected pursuant to this Section 3(b) to fill a vacancy among the Series A Directors shall be considered a Series A Director for all purposes.

Section 4. Certain Restrictions on Transfer. No Person holding shares of Series A Preferred Stock beneficially or of record may transfer, and the Corporation shall not register the transfer of, such shares of Series A Preferred Stock, whether by sale, assignment, gift, bequest, appointment, operation of Law or otherwise, except for a transfer under the Laws of descent upon the death of a holder of Series A Preferred Stock. Any attempted transfer of all or any Series A Preferred Stock that does not comply with this Section 4 shall be null and void and of no legal effect. Nothing in this Section 4 however, shall affect any conversion pursuant to Section 7(a).

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including upon conversion into shares of Series B Preferred Stock, shall become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock.

Section 6. Liquidation, Dissolution or Winding-Up. Holders of the Series A Preferred Stock shall not be entitled to receive any distributions upon liquidation, dissolution or winding-up of the Corporation.

Section 7. Conversion Rights. The share of Series A Preferred Stock shall be convertible into shares of Series B Preferred Stock on the following terms and conditions:

(a) Conversion. Upon the terms and in the manner set forth in this Section 7 and subject to adjustment as provided herein, the Holder shall have the right, at any time on or after October 1, 2010, to convert the share of Series A Preferred Stock into 4,983,557 shares of Series B Preferred Stock, without any further act of the Corporation. In order to exercise the conversion right, the Holder of the share of Series A Preferred Stock to be converted shall provide written notice to the Corporation that the Holder elects to convert such Series A Preferred Stock accompanied by the certificate, if any, representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or such Holder’s duly authorized attorney. As promptly as practicable after the receipt by the Corporation of the written notice of the Holder’s election to convert the Series A Preferred Stock and the surrender of certificates, if any, for Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Series B Preferred Stock issuable upon the conversion of such Series A Preferred Stock in accordance with provisions of this Section 7. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Corporation and the certificates for the Series A Preferred Stock, if any, shall have been surrendered, and the Person or Persons in whose name or names any certificate or certificates for the Series B Preferred Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, provided that such closure of the share transfer books shall not delay the date on which such Person shall become a holder of such shares by more than two Business Days.

(b) Fractional Shares. If any fractional interest in a share of Series B Preferred Stock would be deliverable upon any conversion of the share of Series A Preferred Stock, such fractional share shall be rounded up to the next whole number.

(c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock such number of shares of Series B Preferred Stock as shall from time to time be sufficient to effect the conversion of the outstanding share of Series A Preferred Stock pursuant to the terms hereof.

Section 8. Redemption. The shares of Series A Preferred Stock shall be redeemed by the Corporation out of funds legally available on December 31, 2012 in exchange for a payment equal to the aggregate par value of such shares, which payment shall be made in full upon redemption in cash (in U.S. Dollars). Other than as set forth in this Section 8, shares of Series A Preferred Stock are not subject to redemption at the option of the Corporation or subject to any sinking fund or other mandatory right of redemption accruing to the Holders thereof.

Section 9. No Appraisal Rights. Holders of shares of Series A Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply with respect to the Series A Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary are effective as of December 16, 2009 at 4:15 p.m. Eastern Time.

FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows.]

IN WITNESS WHEREOF, Alesco Financial Inc. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary this 16th day of December, 2009.

ATTEST:		ALESCO FINANCIAL INC.

/s/ CHRISTIAN CARR		By:	/s/ JAMES J. McENTEE, III
(SEAL)	Secretary

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